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April 26, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated April 26, 2001, of 21st Century Insurance Group and are in agreement with the statements in paragraphs (a)(i), (a)(ii),
(a)(iv), (a)(v) and (a)(vi) contained on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                             /s/ Ernst & Young LLP